Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

        We consent to the use of our report dated February 17, 2004, except as to Note 18 which is as of March 11, 2004, with respect to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedules, which appear in the December 31, 2003 Annual Report on Form 10-K, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG, LLP

New York, New York
May 27, 2004